New Enterprise Stone & Lime Co., Inc. Announces Cash Tender Offer for its Outstanding 11% Senior Notes Due 2018

New Enterprise, Pennsylvania, March 3, 2017-- New Enterprise Stone & Lime Co., Inc. (“NESL” or the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 11% Senior Notes due 2018 (the “Notes”). There are $203.5 million aggregate principal amount of Notes outstanding, excluding $46.5 million aggregate principal amount of Notes previously repurchased and currently held in treasury, which will be cancelled by the Company upon consummation of the Tender Offer. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated March 3, 2017 (the “Offer to Purchase”).

The Tender Offer will expire at 5:00 p.m., New York City time, on March 10, 2017, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Expiration Time. Holders of the Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,006 per $1,000 principal amount of Notes validly tendered and accepted for purchase payable for such tendered Notes that are accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be March 15, 2017.

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds, together with cash on hand and borrowings under its credit facilities, if needed, in an amount sufficient to effect the repurchase of all the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

Goldman, Sachs & Co. is acting as the dealer manager for the Tender Offer. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related tender offering materials are available at www.globalbondholder.com/NESL or by contacting the information agent at (212) 430-3774 (banks and brokers) or fax at (212) 430-3775/3779 or email contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182.

None of the Company, the dealer manager, the information agent and tender agent, or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About New Enterprise Stone & Lime Co., Inc.
New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production and ready mixed concrete production), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements
Statements included herein may constitute forward looking statements. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

At the Company:
Al Stone
Chief Financial Officer
814-766-2211
astone@nesl.com

Investor Relations Contact:
Gregory FCA
Joe Hassett, SVP
610-228-2110
joeh@gregoryfca.com